Exhibit 99.1

eMagin Grows Third Quarter Revenue 121%

Achieves quarterly operating profit

BELLEVUE, Wash., November 14, 2007 -- eMagin Corporation (OTC:EMAN), the leader in OLED microdisplay and personal imaging technologies, has issued preliminary financial results for its third quarter ending September 30, 2007. The results show record revenues with year-over-year results improving by 121% for the quarter and 130% for the first nine months of 2007.

Financial Summary

•	Revenue for the three and nine months ending September 30, 2007, of $5.1 million and $12.9 million represent increases of 121% and 130% from $2.3 million and $5.6 million in 2006.

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Gross margins grew to 40% of revenue or $2.0 million for the quarter and 29% or $3.8 million for the nine-month period as compared to gross losses of $648,000 (28%) and $3.3 million (59%) in 2006. With Q1 gross margins of 14%, Q2 30% and Q3’s improvement to 40% eMagin continues to match improvements in manufacturing efficiency with revenue growth.

•	Operating expenses declined 29% and 26% to $2.0 million and $7.5 million for the three and nine months ended September 30, 2007 as compared to $2.8 million and $10.2 million in 2006.

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The company achieved quarterly operating profit for the first time with $14,000 of operating income during the third quarter as compared to an operating loss of $3.5 million during the third quarter of 2006.  For the nine month period operating loss declined 73% to $3.7 million in 2007, down from $13.5 million in 2006.

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During the quarter the company completed a deferral of approximately $6 million of secured notes.  In return for the deferral additional warrants were issued to the note holders and their right to convert into common stock was renegotiated.  From an accounting perspective the renegotiated notes are accounted for as an extinguishment of the previous notes and any inherent investor gain in new conversion price viewed as an expense and the fair value of the warrants viewed as a fee.  Combined, these entries resulted in net non cash charges of approximately $10.8 million during the period.  In addition we had approximately $100,000 of other expense resulting from the net of other interest and expenses.   In summary, other expenses for the quarter ended September 30, 2007 were $10.9 million as compared other expenses of $318,000 in 2006. Other expenses for the nine-month period ending September 30, 2007, totaled $11.9 million as compared to other expenses of $259,000 in 2006. Factoring in these charges net loss for the three months nine months ended September 30, 2007 were $10.9 million or $0.91 per share and $15.6 million or $1.38 per share as compared to a loss of $3.8 million or $0.37 per share and $13.8 million or $1.37 per share in 2006.

With third quarter’s strong operating performance revenue for the full year ended December 31, 2007 is expected to comfortably exceed our projections of more than $16 million or an increase of more than 100% over $8.2 million in 2006.

Please note that eMagin has requested and extension to file its form 10Q for the period ended ending September 30, 2007 and expects to file its quarterly report within five business days.

Business Highlights

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In October the company began taking orders for its SVGA 3DS OLED-XL microdisplay with initial shipments expected to begin during the first quarter of 2008.  This new product offers both analog and digital signal processing in a compact display (0.44-inch) with greater power efficiency. The world’s finest pixel pitch (11.1 micrometer) device would eliminate the need for extra circuitry and components while allowing for a smaller display module design with increased functionality, with no increase in power consumption.

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Saab Avitronics has chosen eMagin microdisplays for its news Multi-Purpose Virtual Image Display (VID). The unit comprises high-performance magnifying optics and the OLED, sealed in an aluminum casing.

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eMagin ranked 15th on Deloitte's Washington State Technology Fast 50 listing of the fastest growing technology, media, telecommunications, and life sciences companies in the state.  On Deloitte’s national list eMagin was listed as the 459th fastest growing firm nation wide.

About eMagin Corporation

A leader in OLED microdisplay technology, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The company’s own Z800 3DVisor provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. eMagin's microdisplay manufacturing and R&D operations are co-located with IBM on its campus in East Fishkill, New York.  System design facilities and sales and marketing are located in Bellevue, Washington. More information about eMagin and its products is available at www.emagin.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. All statements contained herein are based upon information available to eMagin’s management as of the date hereof, and actual results may vary based upon future events, both within and without eMagin management’s control. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Media Contact:
Susan Jones, 425-749-3614, sjones@emagincorp.com
Investor Contact:
John Atherly, 425-749-3622, jatherly@emagin.com

Note: eMagin is a trademark of eMagin Corporation.